UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2008

APPLE REIT NINE, INC.

(Exact name of registrant as specified in its charter)

Virginia	333-147414	26-1379210
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Nine, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 2.01 and Item 9.01 of Form 8-K.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On November 7, 2008, through one of our indirect wholly-owned subsidiaries, we closed on the purchase of a hotel located in Bristol, Virginia. The hotel acquired by our purchasing subsidiary is a Courtyard® by Marriott containing 175 guest rooms. The purchase price for the hotel was $18,650,000. The seller has no material relationship with us or our subsidiaries, other than through the purchase contract and other related contracts.

Our purchasing subsidiary assumed an existing loan secured by this hotel. The hotel serves as collateral under the loan. The outstanding principal balance under the loan is $9,767,131. The loan has an annual fixed interest rate of 6.59% and a maturity date of August 2016. The loan provides for monthly payments of principal and interest on an amortized basis.

The purchase price less the assumed loan was funded by our ongoing offering of Units (with each Unit consisting of one common share and one Series A preferred share).

All brand and trade names, logos or trademarks contained, or referred to, in this Form 8-K are the properties of their respective owners.

Additional information regarding the purchase contract for the hotel in Bristol, Virginia is set forth in our Form 8-K dated August 7, 2008 and filed with the Securities and Exchange Commission on August 11, 2008, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

a. Financial statements of businesses acquired.

Financial statements for the hotel described in Item 2.01 of this report will be filed as necessary by amendment within the required time period.

b. Pro forma financial information.

Pro forma financial information for the hotel described in Item 2.01 of this report will be filed as necessary by amendment within the required time period.

c. Shell company transaction.

Not Applicable

d. Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Nine, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

November 11, 2008

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